Entergy Services, Inc.
639 Loyola Avenue (70113)
P.O. Box 61000
New Orleans, LA 70161
Tel: 504-576-5228
Fax: 504-576-4150
e-mail: motts@entergy.com

Mark G. Otts
Senior Counsel
Legal Services Department

Exhibit 5.01

September 22, 2008

Entergy Gulf States Louisiana, L.L.C.
446 North Boulevard
Baton Rouge, Louisiana 70802

Gentlemen:

I have acted as counsel for Entergy Gulf States Louisiana, L.L.C., a Louisiana limited liability company (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of $375,000,000 in aggregate principal amount of its First Mortgage Bonds, 6.000% Series due May 1, 2018 (the "Bonds"), and for the qualification under the Trust Indenture Act of 1939, as amended, of the Indenture of Mortgage, dated as of September 1, 1926, as heretofore supplemented and modified (the "Indenture") between the Company and The Bank of New York Mellon, as Trustee, under which the Bonds are to be issued, in connection with an offer by the Company to issue the Bonds in exchange for its unregistered First Mortgage Bonds, 6.000% Series due May 1, 2018, which are currently outstanding in the same aggregate principal amount, as described in the Registration Statement.

Subject to the qualifications hereinafter expressed, I am of the following opinions:

(1) The Company is a limited liability company duly organized and validly existing under the laws of the State of Louisiana.

(2) The Bonds, when issued and delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement and the Indenture, will be legally issued and will be binding obligations of the Company.

For purposes of the opinions expressed above, I have assumed (a) that the Bonds will be issued and delivered in compliance with appropriate action with regard to the issuance thereof by and before the Federal Energy Regulatory Commission and any other applicable regulatory body, state or federal, and (b) that the Bonds will be issued and delivered in compliance with the due authorization of and in accordance with the terms set by the Board of Directors of the Company or, if applicable, the Executive Committee thereof.

I have reviewed the statements in the Registration Statement under the caption "Description of the Exchange Bonds-Security," and such statements as to matters of Louisiana law and legal conclusions under Louisiana law are made in the Registration Statement on my authority as an expert. Insofar as such statements relate to matters of Louisiana law and legal conclusions under Louisiana law, they are true and correct and fairly describe the matters covered thereby and there are no omissions in such statements of any material fact required to be stated therein or necessary to make such statements not misleading.

I am a member of the Louisiana Bar, and this opinion is limited to the laws of the State of Louisiana and the United States of America. To the extent that my opinion relates to or is dependent upon matters governed by the laws of New York, I have relied, with your approval, upon the opinion of Thelen LLP, which is being filed as Exhibits 5.02 and 8.01 to the Registration Statement.

I hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement and to the references to me in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Mark G. Otts

Mark G. Otts